Exhibit 4.11
DATED 10 MAY 2010
MELCO CROWN GAMING (MACAU) LIMITED
as Company
DEUTSCHE BANK AG, HONG KONG BRANCH
as Agent
DB TRUSTEES (HONG KONG) LIMITED
as Security Agent
AND
OTHERS

FOURTH AMENDMENT AGREEMENT IN RESPECT OF THE
SENIOR FACILITIES AGREEMENT

THIS AGREEMENT is dated 10 May 2010 and made between:
(1)	MELCO CROWN GAMING (MACAU) LIMITED (formerly known as Melco PBL Gaming (Macau) Limited) (the “Company”);

(2)	ALTIRA DEVELOPMENTS LIMITED (formerly known as MELCO PBL (CROWN MACAU) DEVELOPMENTS LIMITED), ALTIRA HOTEL LIMITED (formerly known as MELCO PBL HOTEL (CROWN MACAU) LIMITED), MELCO CROWN (CAFE) LIMITED (formerly known as MELCO PBL (MOCHA) LIMITED), GOLDEN FUTURE (MANAGEMENT SERVICES) LIMITED, MPEL NOMINEE ONE LIMITED (formerly known as MELCO PBL NOMINEE ONE LIMITED), MPEL NOMINEE TWO LIMITED (formerly known as MELCO PBL NOMINEE TWO LIMITED), MPEL NOMINEE THREE LIMITED (formerly known as MELCO PBL NOMINEE THREE LIMITED), MPEL INVESTMENTS LIMITED (formerly known as MELCO PBL INVESTMENTS LIMITED), MELCO CROWN HOSPITALITY AND SERVICES LIMITED (formerly known as MELCO PBL SERVICES (MACAU) LIMITED), MELCO CROWN (COD) RETAIL SERVICES LIMITED (formerly known as MELCO PBL (COD) RETAIL SERVICES LIMITED), MELCO CROWN (COD) VENTURES LIMITED (formerly known as MELCO PBL (COD) VENTURES LIMITED), MELCO CROWN (COD) HOTELS LIMITED, COD THEATRE LIMITED, MELCO CROWN COD (CT) HOTEL LIMITED, MELCO CROWN (COD) DEVELOPMENTS LIMITED, MELCO CROWN COD (GH) HOTEL LIMITED, MELCO CROWN COD (HR) HOTEL LIMITED and MPEL (DELAWARE) LLC (formerly known as Melco PBL (Delaware) LLC) (each a “Relevant Obligor” and, together with the Company, the “Relevant Obligors”);

(3)	DEUTSCHE BANK AG, HONG KONG BRANCH in its capacity as Agent acting on the instructions of and for and on behalf of the Majority Lenders (the “Agent”); and

(4)	DB TRUSTEES (HONG KONG) LIMITED in its capacity as Security Agent (the “Security Agent”).
RECITALS:
(A)	The parties hereto entered into a USD1,750,000,000 Senior Secured Term Loan and Revolving Credit Facilities Agreement dated 5 September 2007 as amended pursuant to a transfer agreement between, inter alios, the parties hereto dated 17 October 2007, a Supplemental Deed in respect of the Deed of Appointment between, — 3 -inter alios, the parties hereto dated 19 November 2007, an amendment agreement between the parties hereto dated 7 December 2007, a second amendment agreement between the parties hereto dated 1st September 2008, a third amendment agreement between the parties hereto dated 1 December 2008 and as further amended pursuant to a letter agreement between the parties hereto dated 8 October 2009 ( the “Facility Agreement”).

(B)	It has also been proposed that certain amendments be made to the Facility Agreement and certain other Finance Documents in connection with an amendment request made by the Company in its letter to the Agent dated 26 April 2010 (the “Request Letter”) (which was approved by the Majority Lenders on 30 April 2010) and that, in connection with such amendments, a proposed high yield bond will be issued by an Affiliate of the Company (the terms of which will include and be consistent with the terms and conditions set out in Schedule 4 (Bond Term Sheet) of this Agreement).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Incorporation of defined terms
(a)	In this Agreement:

“IP Direct Agreement” means:
(i)	the Altira IP Direct Agreement dated 15 April 2009 between MPEL Services Limited, Melco Crown Entertainment Limited, Melco Crown Gaming (Macau) Limited, Altira Hotel Limited and the Security Agent; and

(ii)	the IP Direct Agreement dated 30 August 2008 between Melco Crown Gaming (Macau) Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, Melco Crown Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (CT) Hotel Limited, Melco Crown COD (GH) Hotel Limited, Melco Crown COD (HR) Hotel Limited, MPEL Services Limited, Melco Crown Entertainment Limited and the Security Agent.
(b)	Unless a contrary indication appears, a term defined in or by reference in Schedule 2 (Amended and Restated Facility Agreement) has the same meaning in this Agreement.

(c)	The principles of construction and rules of interpretation set out or referred to in the Schedule 2 (Amended and Restated Facility Agreement) hall have effect as if set out in this Agreement.
1.2	Clauses
In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.
1.3	Designation
In accordance with the Facility Agreement, each of the Company and the Agent designate this Agreement and the Request Letter as Finance Documents.
1.4	Confirmation

(a)	The Agent (acting on the instructions of the Majority Lenders) consents to the entry by MPBL Investments into the Bondco Intercompany Note and the entry by each of the Relevant Obligors into the guarantees in respect of the Bond referred to in paragraph (f) of the definition of Permitted Guarantee (each a “Bond Guarantee”, together the “Bond Guarantees”).

(b)	The Agent (acting on the instructions of the Majority Lenders) confirms to the Company that it shall be permitted to withdraw from the sub-holding account of the Capital Contributions Account held with Deutsche Bank AG, Hong Kong Branch and bearing account number 0014654-05- 1 (the “Capital Contributions Account Sub Holding Account”) the amount by which the balance standing to the credit of the Capital Contributions Account Sub Holding Account exceeds the maximum Contingent Equity required (being the remaining costs associated with the construction of the City of Dreams Project as certified by the Technical Advisor (in consultation with the Agent)) and, accordingly, the Company may withdraw such excess amount standing to the credit of the Capital Contributions Account Sub Holding Account and transfer such excess amount to the Company Operating Account for application in accordance with paragraph 6.2 of Schedule 7 of the Amended and Restated Facility Agreement.
2.	AMENDMENT OF FINANCE DOCUMENTS

2.1	Senior Facilities Agreement
With effect from the date upon which the Agent confirms to the other Finance Parties and the Company that it has received each of the documents listed in Schedule 1 (Conditions Precedent) (or, acting on the instructions of the Majority Lenders, waived receipt of, as the case may be) in a form and substance satisfactory to the Agent (such date the “Effective Date”), the Facility Agreement shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Facility Agreement) (the “Amended and Restated Facility Agreement”).

2.2	Transaction Security Documents

The Agent (acting on the instructions of the Majority Lenders) hereby authorises the Security Agent to enter into amendments to the Transaction Security Documents (including the IP Direct Agreements) substantially in accordance with Schedule 3 (Security Document Amendments) of this Agreement, such amendments to be expressed to take effect on the Effective Date.

3.	APPLICATION OF BOND PROCEEDS
(a)	The Bond Proceeds shall be deposited into the Debt Service Accrual Account and shall be sufficient to ensure that the application of Bond Proceeds contemplated by this Clause 3 can be made.

(b)	An aggregate Base Currency Amount of Bond Proceeds shall be withdrawn from the Debt Service Accrual Account and applied in prepayment of the Revolving Credit Facility such that:
(i)	on the date falling 5 Business Days after the Effective Date, each Revolving Credit Facility Loan shall be prepaid in a Base Currency Amount equal to that proportion of US$150,000,000 which the Base Currency Amount of each such Revolving Credit Facility Loan as at the Effective Date bears to the Base Currency Amounts of all Revolving Credit Facility Loans as at such date; and

(ii)	the total Base Currency Amounts of the Revolving Credit Facility Loans prepaid on such date is equal to US$150,000,000.
(c)	On the date falling 5 Business Days after the Effective Date, US$100,000,000 of the Revolving Credit Facility shall be cancelled (such cancellation to be applied rateably across the Base Currency Amounts of the Commitments of each Lender under each tranche of the Revolving Credit Facility).

(d)	An aggregate Base Currency Amount of USD133,000,000 of Bond Proceeds shall be retained in the Debt Service Accrual Account and applied towards scheduled repayments of principal under the Term Loan Facility in accordance with clause 6.1 (Term Loan Facility) of the Amended and Restated Facility Agreement and paragraph 7 of Schedule 7 (Accounts) of the Amended and Restated Facility Agreement.

(e)	Any remaining amount of Bond Proceeds deposited in the Debt Service Accrual Account shall be withdrawn from the Debt Service Accrual Account and applied in voluntary prepayment of each Facility A Loan on the date falling 5 Business Days after the Effective Date, in a Base Currency Amount for each Facility A Loan equal to that proportion of the total Base Currency Amount to be prepaid which the Base Currency Amount of each Facility A Loan as at the Effective Date bears to the Base Currency Amounts of all Facility A Loans as at such date.

(f)	Subject to the Effective Date occurring:
(i)	the execution of this Agreement shall constitute notice of the repayments, prepayments and cancellations set out in this Clause in accordance with the notice requirements set out in Clause 7 (Illegality, Voluntary Prepayment and Cancellation) of the Amended and Restated Facility Agreement; and

(ii)	the Agent confirms that it has received evidence satisfactory to it that the Group will have sufficient Working Capital available following the cancellation in paragraph (c) above.
(g)	For the purposes of this Clause 3 (Application of Bond Proceeds), the Base Currency Amounts of amounts denominated in HK dollars shall be the equivalent in US dollars of such amounts converted at the Agent’s Spot Rate of Exchange on the Effective Date.
(h)	Each prepayment referred to in Clause 3(b) and 3(e) above shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty. The Company shall ensure that any such Break Costs are paid in accordance with Clause 12.4 (Break Costs) of the Amended and Restated Facility Agreement.
4.	AMENDMENTS TO BOND DOCUMENTATION

The Company shall ensure that neither the Bondco Intercompany Note nor any Bond Guarantee is amended, varied, novated, supplemented, superseded, waived or (other than in accordance with its terms) terminated in any respect without the prior written consent of the Agent (save for any amendment, variation, supplement or waiver which is not detrimental to the interests of the Finance Parties).

5.	REPRESENTATIONS
The representations and warranties set out in Schedule 5 (Representations and Warranties) of the Facility Agreement are deemed to be made by each Relevant Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date and, in each case, as if any reference therein to any Finance Document in respect of which any amendment, acknowledgement, confirmation, consolidation, novation, restatement, replacement or supplement is expressed to be made by any of the documents referred to in Clause 1.3 (Designation) included, to the extent relevant, such document and the Finance Document as so amended, acknowledged, confirmed, consolidated, novated, restated, replaced or supplemented.

6.	CONTINUITY AND FURTHER ASSURANCE

6.1	Continuity
The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, apply and continue in full force and effect. In particular, nothing in this Agreement shall affect the rights of the Secured Parties in respect of the occurrence of any Default which is continuing or which arises on or after the date of this Agreement.

6.2	Further Assurance
Each Relevant Obligor shall, upon the written request of the Agent and at its own expense, do all such acts and things reasonably necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

7.	MISCELLANEOUS

7.1	Fees
The Company shall pay the fees set out in its Request Letter to the parties contemplated by, and in the manner set out in, the Request Letter by no later than the Effective Date.

7.2	Incorporation of terms
The provisions of clause 1.3 (Third Party Rights), clause 18.1 (Transaction Expenses), clause 30 (Notices), clause 32 (Partial Invalidity), clause 33 (Remedies and Waivers), clause 38 (Enforcement) and clause 39 (Waiver of Jury Trial) of Schedule 2 (Amended and Restated Facility Agreement) shall be incorporated into this Agreement as if set out in full herein and as if references in those clauses to “Agreement” are references to this Agreement and cross-references to specified clauses thereof are references to the equivalent clauses set out or incorporated herein.

7.3	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	GOVERNING LAW
This Agreement is governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions Precedent
1.	Corporate Documents
(a)	A copy of a resolution of the board of directors of each Relevant Obligor, MPBL Entertainment and MPEL Services Limited:
(i)	save if such resolution is not required under the law of incorporation or the articles of association of that person, approving the terms of, and the transactions contemplated by, the documents referred to in paragraph 2 below to which it is a party and resolving that it execute, deliver and perform the documents referred to in paragraph 2 below;

(ii)	authorising a specified person or persons to execute the documents referred to in paragraph 2 below on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the documents referred to in paragraph 2 below (each, for the purposes of this Schedule 1 and for so long as such authorisation remains effective, an “authorised signatory” of that person).
(b)	A specimen of the signature of each person authorised by the resolution or power of attorney referred to in paragraph (a) above in relation to and, who will be executing, the documents referred to in paragraph 2 below and related documents.

(c)	A certificate of an authorised signatory of the Company which certifies that the Constitutional Documents of the Relevant Obligors, MPBL Entertainment and MPEL Services Limited previously delivered to the Agent for the purposes of the Facility Agreement have not been amended or, where there have been amendments to such Constitutional Documents or where such Constitutional Documents have not been previously delivered to the Agent, which attaches the relevant person’s or relevant persons’ Constitutional Documents.

(d)	A certificate of an authorised signatory of the Company, certifying (or declaration of a director or other authorised signatory of that person confirming) that each document, copy document and other evidence relating to each Relevant Obligor, MPBL Entertainment and MPEL Services Limited (and each other document, copy document or other evidence) specified in this paragraph 1 and any other copy document in respect of each Relevant Obligor, MPBL Entertainment and MPEL Services Limited referred to in this Schedule 1 (Conditions Precedent) is correct and complete and has not been amended or superseded as at a date no earlier than the Effective Date.
2.	Finance Documents

(a)	Receipt by the Agent of an original of each of the following documents, in each case duly executed by the parties thereto:
(i)	this Agreement; and

(ii)	each agreement, deed or other instrument effecting the amendments to the Transaction Security Documents and the IP Direct Agreements contemplated by Schedule 3 (Security Document Amendments).
(b)	Receipt by the Agent of evidence that each document referred to in this paragraph 2 has been duly authorised, executed and delivered by or on behalf of such of the Obligors as are party thereto and duly filed, notified, recorded, stamped and registered as necessary.
3.	Legal opinions
Receipt by the Agent of legal opinions from:
(a)	Mr Henrique Saldanha, as to certain matters of Macanese law;

(b)	Manuela António Advogados & Notários as to certain matters of Macanese law;

(c)	Clifford Chance as to English law;

(d)	Clifford Chance as to Hong Kong law;

(e)	Clifford Chance US LLP as to US law; and

(f)	legal advisers to the Agent as to Cayman Islands law,
     or such other lawyers or law firms as may be reasonably acceptable to the Agent.
4.	Fees and expenses
Receipt by the Agent of evidence that:
(a)	all taxes, fees and other costs payable in connection with the execution, delivery, filing, recording, stamping and registering of the documents referred to in this Schedule 1; and

(b)	all fees , costs and expenses due to the Finance Parties and their advisers under the Finance Documents on or before the Effective Date, have been paid or shall be paid (to the extent that such amounts have been duly invoiced or are otherwise due for payment on or prior to the Effective Date) by no later than the Effective Date.
5.	Other documents and evidence

(a)	Receipt by the Agent of a certificate of an authorised signatory of the Company confirming that the terms and conditions of the Bond, the Bondco Intercompany Note and each Bond Guarantee include those specified in and are consistent with the Bond Term Sheet and which attaches a copy of the indenture in respect of the Bond, the Bondco Intercompany Note and each Bond Guarantee.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2
Amended and Restated Facility Agreement